UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                         Commission File Number  1-1066

                           General Host Corporation
_____________________________________________________________________________
            (Exact name of registrant as specified in its charter)
        One Station Place, P.O. Box 10045, Stamford, CT, (203) 357-9900
     with a copy to:  6501 East Nevada, Detroit, MI, 48234, (313) 366-8400
_____________________________________________________________________________
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

        Common Stock, $1.00 Par Value, and Common Stock Purchase Rights
_____________________________________________________________________________
           (Title of each class of securities covered by this Form)
8% Convertible Subordinated Notes due February 15, 2002 and
11 1/2% Senior Notes due February 15, 2002
_____________________________________________________________________________
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)       \x\           Rule 12h-3(b)(1)(i)      \x\
     Rule 12g-4(a)(1)(ii)      \ \           Rule 12h-3(b)(1)(ii)     \ \
     Rule 12g-4(a)(2)(i)       \ \           Rule 12h-3(b)(2)(i)      \ \
     Rule 12g-4(a)(2)(ii)      \ \           Rule 12h-3(b)(2)(ii)     \ \
                                             Rule 15d-6               \ \

     Approximate number of holders of record as of the certification or notice date: Three

     Pursuant to the requirements of the Securities Exchange Act of 1934 General Host Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  January 7, 1998                 By: /s/ Joseph R. Baczko
                                           President and
                                           Chief Executive Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other authorized person. The name and title of the person signing the form shall be typed or printed under the signature.